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                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY

                                                    /X/   Employees Copy
                                                    / /   Company's Copy

                                   ESPS, INC.

                              EMPLOYMENT AGREEMENT

To RICK DOOL:

          This Agreement establishes the terms of your employment with ESPS, Inc., a Delaware corporation (the "Company").

EMPLOYMENT AND DUTIES     You and the Company agree to your employment as
                          President and Chief Executive Officer on the terms contained herein. You agree to perform whatever duties the Company's Board of Directors (the "BOARD") may assign you from time to time that are reasonably consistent with your position as President and Chief
                          Executive Officer. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as your Direct Report otherwise agrees from time to time). You agree to comply with the noncompetition, secrecy, and other provisions of Exhibit A to this Agreement.

TERM OF EMPLOYMENT        Your employment under this Agreement begins as of your
                          execution of this Agreement (the "Effective Date").
                          Unless sooner terminated under this Agreement, your employment ends at 6:00 p.m. Eastern Time on the second anniversary of the Effective Date.

                          The period running from the Effective Date to the second anniversary of the Effective Date in the preceding sentence is the "Term."

                          Termination or expiration of this Agreement ends your employment but does not end your obligation to comply with, Exhibit A or the Company's obligation, if any, to make payments under the Payments on Termination and Severance provisions as specified below.

COMPENSATION

     SALARY The Company will pay you an annual salary (the "Salary") from the Effective Date at the rate of not less than $225,000 in accordance with its generally applicable payroll practices. The Board will review your Salary annually and consider you for

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                          increases.

     BONUS YOU will be eligible for an annual bonus equal to up to $100,000. This bonus will be calculated according to annual incentive plan formulas. The formulas for the 12 months ended March 31, 2001 are contained in Exhibit C. It is the Company's good faith intention to provide formulas for future fiscal years within 90 days of the commencement of such fiscal year.

     CAR ALLOWANCE        You will receive a car allowance equal to $600 per
                          month.

     EMPLOYEE BENEFITS    While the Company employs you under this Agreement,
                          the Company will provide you with the same benefits as it makes generally available from time to time to the Company's employees, as those benefits are amended or terminated from time to time. Your participation in the Company's benefit plans will be subject to the terms of the applicable plan documents and the Company's generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

PLACE OF EMPLOYMENT       Your principal place of employment will be within 50
                          miles of Fort Washington, Pennsylvania.

EXPENSES The Company will reimburse you for reasonable and necessary travel and other business-related expenses you incur for the Company in performing your duties under this Agreement. You must itemize and substantiate all requests for reimbursements. You must submit requests for reimbursement in accordance with the policies and practices of the Company.

NO OTHER EMPLOYMENT       While the Company employs you, you agree that you will
                          not, directly or indirectly, provide services to any person or organization for which you receive compensation or otherwise engage in activities that would conflict or interfere significantly with your faithful performance of your duties as an employee without the Board's prior written consent. (This prohibition excludes any work performed at the Company's direction.) You may manage your personal investments, as long as the management takes only minimal amounts of time and is consistent with the provisions of the NO CONFLICTS OF INTEREST Section and the NO COMPETITION Section in Exhibit A.

                          You represent to the Company that you are not subject to any agreement, commitment, or policy of any third party that would prevent you from entering into or performing your duties under this Agreement, and you agree that you will not enter into any

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                          agreement or commitment or agree to any policy that
                          would prevent or hinder your performance of duties and obligations under this Agreement, including Exhibit A.

NO CONFLICTS OF INTEREST  You confirm that you have fully disclosed to the
                          Company, to the best of your knowledge, all circumstances under which you, your spouse, and other persons who reside in your household have or may have a conflict of interest with the Company. You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances. You agree to fully comply with the Company's policy and practices relating to conflicts of interest.

NO IMPROPER PAYMENTS      You will neither pay nor permit payment of any
                          remuneration to or on behalf of any governmental official other than payments required or permitted by applicable law. You will comply fully with the Foreign Corrupt Practices Act of 1977, as amended.
                          You will not, directly or, indirectly,

                               make or permit any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of what form, whether in money, property, or services to obtain favorable treatment for business secured, to pay for favorable treatment for business secured,

                                    to obtain special concessions or for special concessions already obtained, or in violation of any legal requirement, or

                               establish or maintain any fund or asset related to the Company that is not recorded in the Company's books and records, or take any action that would violate (or would be part of a series of actions that would violate) any U.S. law relating to international trade or commerce, including those laws relating to trading with the enemy, export control, and boycotts of Israel or Israeli products (as is sought by certain Arab countries).

TERMINATION               Subject to the provisions of this section, you and the
                          Company agree that it may terminate your employment, or you may resign, except that, if you voluntarily resign, you must provide the

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                          Company with 90 days' prior written notice (unless the
                          Board has previously waived such notice in writing or authorized a shorter notice period).

     FOR CAUSE            The Company may terminate your employment for "Cause"
                          if you:

                               (i) commit a material breach of your obligations or agreements under this Agreement, including Exhibit A;

                               (ii) commit an act of gross negligence with respect to the Company or otherwise act with willful disregard for the Company's best interests;

                               (iii) fail or refuse to perform any duties delegated to you that are consistent with the duties of similarly-situated senior executives or are otherwise required under this Agreement, provided that these duties do not conflict with any other provision of this Agreement;

                               (iv) seize a corporate opportunity for yourself instead of offering such opportunity to the Company if within the scope of the Company's or its subsidiaries' business; or

                               (v) are convicted of or plead guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to your employment, commit either a material dishonest act or common law fraud or knowingly violate any federal or state securities or tax laws.

                          In any event, termination of your employment for any reason within 12 months after a change of control will be deemed termination without Cause and accordingly, you will be entitled to the severance benefits outlined in the SEVERANCE section below.

                          Your termination for Cause will be effective immediately upon the Company's mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses
                          (i) - (iv) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, unless the Board reasonably concludes the situation could not be corrected, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Company agrees to extend the time for correction. You agree that the Board will have the discretion to determine in good faith whether

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                          your correction is sufficient, provided that this
                          decision does not foreclose you from using the Dispute Resolution provisions of Exhibit B.

     WITHOUT CAUSE        Subject to the provisions below under PAYMENTS ON
                          TERMINATION and SEVERANCE, the Company may terminate your employment under this Agreement before the end of the Term without CAUSE.

     DISABILITY           If you become "DISABLED" (as defined below), the
                          Company may terminate your employment. You are "disabled" if you are unable, despite whatever reasonable accommodations the law requires, to render services to the Company for more than 90 consecutive days because of physical or mental disability, incapacity, or illness. You are also disabled if you are found to be disabled within the meaning of the Company's long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage).

     GOOD REASON          YOU may resign for Good Reason with 45 days' advance
                          written notice. "GOOD REASON" for this purposes means, without your consent, (i) the Company materially breaches this Agreement or (ii) the Company relocates your primary office by more than 50 miles from Fort
                          Washington, Pennsylvania.

                          You must give notice to the Company of your intention to resign for Good Reason within 30 days after the occurrence of the event that you assert entitles you to resign for Good Reason. In that notice, you must state the condition that you consider provides you with Good Reason and, if such reason relates to clause
                          (i) above, must give the Company an opportunity to cure the condition within 30 days after your notice. Before or during the 30 day period, either party may request mediation under Exhibit B to resolve any such disputes, and, if so requested, the parties agree to cooperate to arrange a prompt mediation during no more than a 30 day period. If the Company fails to cure the condition, your resignation will be effective on the 45th day after your notice (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period or unless mediation is proceeding in good faith), in which case such resignation will become effective 15 days after the end of such mediation, if not previously cured.

                          You will not be treated as resigning for GOOD REASON if the Company already had given notice of termination for CAUSE as of the date of your notice of resignation.

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     DEATH                If you die during the Term, the Term will end as of
                          the date of your death.

 PAYMENTS ON TERMINATION  If you resign or the Company terminates your employment with or without Cause or because of disability or death, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination (and any annual bonuses already determined by such date but not yet paid unless your employment is terminated with CAUSE), reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company's policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as provided in the SEVERANCE paragraph or in your option agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

     SEVERANCE            In addition to the foregoing payments, if the Company
                          terminates your employment without CAUSE or you resign for GOOD REASON, the Company will pay you severance equal to your Salary, as then in effect, for six months on the same schedule as though you had remained employed during such period, even though you are no longer employed;

                                    pay the after-tax premium cost for you to receive any group health coverage the Company must offer you under Section 4980B of the Internal Revenue Code of 1986 ("COBRA COVERAGE") for the period of such coverage (unless the coverage is then provided under a self-insured plan);

                                    pay you, at the time the Company would
                                    otherwise pay your annual bonus, your pro rata share of the bonus for the year of your termination, where the pro rata factor is based on days elapsed in your year of termination till date of termination over 365, less any portion of the bonus for the year of your termination already paid; and

                               It is the Company's good faith intention to provide you, within 90 days of this agreement, a description of the

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                               number of unvested options that will be subject
                               to accelerated vesting upon either termination without cause, resignation for good reason, or as a result of a change of control.

                               You are not required to mitigate amounts payable under the SEVERANCE paragraph by seeking other employment or otherwise, nor must you return to the Company amounts earned under subsequent employment.

     CHANGE OF CONTROL         A Change of Control for this purpose means the
                               occurrence of any one or more of the following events: a person, entity, or group (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 50% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board ("COMPANY
                               VOTING SECURITIES"); consummation of a merger or consolidation of the Company with or into any other entity -- unless the holders of the Company
                               Voting Securities outstanding immediately before such consummation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, AND such liquidation, dissolution, sale, or disposition is consummated.

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EXPIRATION                Expiration of this Agreement, whether because of
                          notice of non-renewal or otherwise, does not constitute termination without CAUSE nor provide you with GOOD REASON and does not entitle you to SEVERANCE, unless the Company's general severance practices entitle you to severance in that situation. If you remain employed at the end of the Term and your employment then ends as a result of expiration of the Agreement, the Company will pay you severance equal to your Salary, as then in effect, for 12 months on the same schedule as though you had remained employed during such period, even though you are no longer employed, which payments you agree compensate you for the restrictions under Exhibit A upon contract expiration.

SEVERABILITY              If the final determination of an arbitrator or a court
                          of competent jurisdiction declares, after the expiration of the time within which judicial review
                          (if permitted) of such determination may be perfected, that any term or provision of this Agreement, including any provision of Exhibit A, is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

AMENDMENT; WAIVER         Neither you nor the Company may modify, amend, or
                          waive the terms of this Agreement other than by a written instrument signed by you and an executive officer of the Company duly authorized by the Board.
                          Either party's waiver of the other party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

WITHHOLDING               The Company will reduce its compensatory payments to
                          you for withholding and FICA taxes and any other withholdings and contributions required by law.

GOVERNING LAW             The laws of the State of Pennsylvania (other than its
                          conflict of laws provisions) govern this Agreement.

NOTICES Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company's corporate headquarters. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the others. You

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                          and the Company agree that notice is received on the
                          date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

SUPERSEDING EFFECT        This Agreement supersedes any prior oral or written
                          employment, severance, option, or fringe benefit agreements between you and the Company, other than with respect to your eligibility for generally applicable employee benefit plans. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter of this Agreement. All such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

If you accept the terms of this Agreement, please sign in the space indicated below. We encourage you to consult with any advisors you choose.

                                            ESPS, Inc.

                                            By: /s/
                                                --------------------------------
                                                Chairman, Compensation Committee
                                                Board of Directors

I accept and agree to the terms of employment set forth in this Agreement:

/s/
------------------

Dated: 11/27/00

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                                    Exhibit A

NO COMPETITION            You agree to the provisions of this Exhibit A in
                          consideration of your employment by the Company and salary and benefits under this Agreement and the training you will receive in connection such employment, and you agree that Exhibit A should be considered ancillary to the option agreements by which you will receive options from the Company. While the Company (or its successor or transferee) employs you and to the end of the Restricted Period (as defined below), you agree as follows:

                          You will not, directly or indirectly, be employed by, lend money or engage in any Competing Business within the Market Area (each as defined below). That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) that constitutes such a Competing Business. You also will not invest or hold equity or options in any Competing Business, provided that you may own up to 3% of the outstanding capital stock of any corporation that is actively publicly traded without violating this NO COMPETITION covenant, so long as yet have no involvement beyond passive investing in such business and you comply with the second sentence of this paragraph.

                          If, during the Restricted Period, you are offered and want to accept employment with a business that engages in activities similar to Company's, you will inform the Chairman of the Board in writing of the identity of the business, your proposed duties with that business, and the proposed starting date of that employment. You will also inform that business of the terms of this Exhibit A. The Company will analyze the proposed employment and make a good faith determination as to whether it would threaten the Company's legitimate competitive interests. If the Company determines that the proposed employment would not pose an unacceptable threat to its interests, the Company will notify you that it does not object to the employment.

                          You acknowledge that, during the portion of the Restricted Period that follows your employment, you may engage in any business activity or gainful employment of any type and in any place except as described above. You acknowledge that you will be reasonably able to earn a livelihood without violating the terms of this Agreement.

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                          You understand and agree that the rights and
                          obligations set forth in this NO COMPETITION Section will continue and will survive through the Restricted Period.

DEFINITIONS

     COMPETING BUSINESS   COMPETING BUSINESS means any service or product of any
                          person or organization other than the Company and its successors, assigns, or subsidiaries (collectively, the "COMPANY GROUP") that competes with any service or product of the Company Group provided by any member of the Company Group during your employment. COMPETING
                          BUSINESS includes any enterprise engaged in the creation or sale of knowledge publishing software, and other related services to assist clients in integrating and maintaining their knowledge publishing solutions.

     MARKET AREA          The Market Area consists of the United States and
                          Canada. You agree that the Company provides services both at its facilities and at the locations of its customers or clients and that, by the nature of its business, it operates globally.

     RESTRICTED PERIOD    For purposes of this Agreement, the RESTRICTED PERIOD
                          ends at the first anniversary of the date your employment with the Company Group ends for any reason.

NO INTERFERENCE; NO       During the Restricted Period, you agree that you will
SOLICITATION              not, directly or indirectly, whether for yourself or
                          for any other individual or entity (other than the Company or its affiliates or subsidiaries), intentionally solicit any person or entity who is, or was, within the 24 months preceding your date of termination or resignation, or customer, prospect
                          (with respect to which any member of the Company Group has incurred substantial costs or with which you have been involved), or client of the Company Group within the Market Area, with the 24 month period reduced to 12 months for prospects with which you have not been involved;

                          hire away or endeavor to entice away from the Company Group any employee or any other person or entity whom the Company Group engages to perform services or supply products and including, but not limited to, any independent contractors, consultants, engineers, or sales representatives or any contractor, subcontractor, supplier, or vendor; or

                          hire any person whom the Company Group employs or employed within the prior 12 months.

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SECRECY
     PRESERVING           Your employment with the Company under and, if
     COMPANY              applicable, before this Agreement (with a predecessor
     CONFIDENCES          to a member of the Company Group), has given and will
                          give you access to Confidential Information (as defined below). You acknowledge and agree that using, disclosing, or publishing any Confidential Information in an unauthorized or improper manner could cause the Company or Company Group to incur substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you agree with Company that you will not at any time, except in performing your employment duties to the Company or the Company Group under this Agreement (or with the Board's prior written consent), directly or indirectly, use, disclose, or publish, or permit others not so authorized to use, disclose, or publish any Confidential Information that you may learn or become aware of, or may have learned or become aware of, because of your prior or continuing employment ownership, or association with the Company or the Company Group or any of their predecessors, or use any such information in a manner detrimental to the interests of the Company or the Company Group.

     PRESERVING           You agree not to use in working for the Company Group
     OTHERS'              and not to disclose to the Company Group any trade
     CONFIDENCES          secrets or other information you do not have the right
                          to use or disclose and that the Company Group is not free to use without liability of any kind. You agree to promptly inform the Company in writing of any patents, copyrights, trademarks, or other proprietary rights known to you that the Company or the Company
                          Group might violate because of information you provide.

     CONFIDENTIAL         "CONFIDENTIAL INFORMATION" includes, without
     INFORMATION          limitation, information that the Company or the
                          Company Group has not previously disclosed to the public or to the trade with respect to the Company's or the Company Group's present or future business, including its operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information
                          (including the revenues, costs, or profits associated with any of the Company or the Company Group's products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other

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                          information not generally known outside the Company or
                          the Company Group that may be of value to the Company or the Company Group but, notwithstanding anything to the contrary, excludes any information already properly in the public domain. "CONFIDENTIAL INFORMATION" also includes confidential and proprietary information and trade secrets that third parties entrust to the Company or the Company Group in confidence.

                          You understand and agree that the rights and obligations set forth in this SECRECY Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company or the Company Group.

EXCLUSIVE PROPERTY        You confirm that all Confidential Information is and
                          must remain the exclusive property of the Company or the relevant member of the Company Group. Any office equipment (including computers) you receive from the Company Group in the course of your employment and all business records, business papers, and business documents you keep or make, whether on digital media or otherwise, in the course of your employment by the Company relating to the Company or any member of the Company Group must be and remain the property of the Company or the relevant member of the Company Group.
                          Upon the termination of this Agreement with the Company or upon the Company's request at any time, you must promptly deliver to the Company or to the relevant member of the Company Group any such office equipment (including computers) and any Confidential
                          Information or other materials (written or otherwise) not available to the public or made available to the public in a manner you know or reasonably should recognize the Company did not authorize, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. You agree you will not, without the Company's consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials. You understand and agree that the rights and obligations set forth in this Exclusive Property Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company Group.

COPYRIGHTS,               You agree that all records, in whatever media
DISCOVERIES,              (including written works), documents, papers,
INVENTIONS, AND           notebooks, drawings, designs, technical information,
PATENTS                   source code, object code, processes, methods or other
                          copyrightable or otherwise protected works you conceive, create, make, invent, or discover that relate to or result from any work you perform or performed for the Company or the Company Group or that arise from the use or assistance of the

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                          Company Group's facilities, materials, personnel, or
                          Confidential Information in the course of your employment (whether or not during usual working hours), whether conceived, created, discovered, made, or invented individually or jointly with others, will be and remain the absolute property of the Company (or another appropriate member of the Company Group, as specified by the Company), as will all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works. (All references in this section to the Company include the members of the Company Group, unless the Company determines otherwise.) You irrevocably and unconditionally waive all rights, wherever in the world enforceable, that vest in you (whether before, on, or after the date of this Agreement) in connection with your authorship of any such copyrightable works in the course of your employment with the Company group or any predecessor. Without limitation, you waive the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. You RECOGNIZE ANY SUCH WORKS ARE "WORKS FOR HIRE" OF WHICH THE COMPANY IS THE AUTHOR.

                          You will promptly disclose, grant, and assign ownership to the Company for its sole use and benefit any and all ideas, processes, inventions, discoveries, improvements, technical information, and copyrightable works (whether patentable or not) that you develop, acquire, conceive or reduce to practice (whether or not during usual working hours) while the Company or the Company Group employs you. You will promptly disclose and hereby grant and assign ownership to the Company of all patent applications, letters patent, utility and design patents, copyrights, and reissues thereof or any foreign equivalents thereof, that may at any time be filed or granted for or upon any such invention, improvement, or information. In connection therewith:

                                    You will, without charge but at the
                                    Company's expense, promptly execute and
                                    deliver such applications, assignments,
                                    descriptions, and other instruments as the Company may consider reasonably necessary or proper to vest title to any such inventions, discoveries, improvements, technical information, patent applications, patents, copyrightable works, or reissues thereof in the Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and

                               You will provide to the Company at its expense all such assistance as the Company may reasonably require in the prosecution of applications for such patents, copyrights, or reissues thereof, in the prosecution or defense of interferences that may be declared involving any such applications, patents, or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, discoveries, improvements, technical information, or copyrightable works or reissues thereof. The Company will reimburse you for reasonable out-of-pocket expenses you incur and pay you reasonable compensation for your time if the Company Group no longer employs you.

                          To the extent, if any, that you own rights to works, inventions, discoveries, proprietary information, any copyrighted or copyrightable works, or other forms of intellectual property that are incorporated in the work product you create for the Company Group, you agree that the Company will have an unrestricted non-exclusive, royalty-free perpetual, transferable license to make, use, sell, offer for sale, and sublicense such works and property in whatever form, and you hereby grant such license to the Company (and the Company Group).

                          This COPYRIGHTS, DISCOVERIES, INVENTIONS AND PATENTS section does not apply to an invention or discovery for which no equipment, supplies, facility or trade secret information of the Company Group (including its predecessors) was used and that was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of the Company Group, or (ii) Company Group's actual or then reasonably anticipated research or development, or (b) the invention results from any work you performed for the Company Group or any predecessor.

MAXIMUM LIMITS            If any of the provisions of Exhibit A are ever deemed
                          to exceed the time, geographic area, or activity limitations the law permits, you and the Company agree to reduce the limitations to the maximum permissible limitation, and you and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic, area, and activity limitations the law permits; PROVIDED, HOWEVER, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

INJUNCTIVE RELIEF         Without limiting the remedies available to the
                            Company, you acknowledge

                               that a breach of any of the covenants in this Exhibit A may result in material irreparable injury to the Company and Company Group for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely.

                          You agree that, if there is a breach or threatened breach, the Company or any member of the Company Group may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by any provisions of this Exhibit A or such other relief as may be required to specifically enforce any of the covenants in this Exhibit A. The Company or any member of the Company Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the Company's or the Company Group's recovery of monetary damages and compensation. You also agree that the Restricted Period or such longer period during which the covenants hereunder by their terms survive will extend for any and all periods for which a court with personal jurisdiction over you finds that you violated the covenants contained in this Exhibit A.

                                    EXHIBIT B
                               Dispute Resolution

MEDIATION                 If either party has a dispute or claim relating to
                          this Agreement or their relationship and except as set forth in ALTERNATIVES, the parties must first seek to mediate the same before an impartial mediator the parties mutually designate, and the parties must equally share the expenses of such proceeding (other than their respective attorneys' fees). Subject to the mediator's schedule, the mediation must occur within 45 days of either party's written demand. However, in an appropriate circumstance, a party may seek emergency equitable relief from a court of competent jurisdiction notwithstanding this obligation to mediate.

BINDING                   If the mediation reaches no solution or the parties
ARBITRATION               agree to forego mediation, the parties will promptly
                          submit their disputes to binding arbitration before one or more arbitrators (collectively or singly, the "ARBITRATOR") the parties agree to select (or whom, absent agreement, a court of competent jurisdiction selects). The arbitration must follow applicable law related to arbitration proceedings and, where appropriate, the Commercial Arbitration Rules of the American Arbitration Association.

ARBITRATION               All statutes of limitations and substantive laws
PRINCIPLES                applicable to a court proceeding will apply to this
                          proceeding. The Arbitrator will have the power to grant relief in equity as well as at law, to issue subpoenas duces tecum, to question witnesses, to consider affidavits (provided there is a fair opportunity to rebut the affidavits), to require briefs and written summaries of the material evidence, and to relax the rules of evidence and procedure, provided that the Arbitrator must not admit evidence it does not consider reliable. The Arbitrator will not have the authority to add to, detract from, or modify any provision of this Agreement. The parties agree
                          (and the Arbitrator must agree) that all proceedings and decisions of the Arbitrator will be maintained in confidence, to the extent legally permissible, and not be made public by any party or the Arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require.

DISCOVERY;                The parties have selected arbitration to expedite the
EVIDENCE;                 resolution of dispute and to reduce the costs and
PRESUMPTIONS              burdens associated with litigation. The parties agree
                          that the Arbitrator should take these

PRESUMPTIONS              concerns into account when determining whether to
                          authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. The Arbitrator may permit reasonable discovery rights in preparation for the arbitration, provided that it should accelerate the scheduling of and responses to such discovery so as not to unreasonably delay the arbitration. Exhibits must be marked and left with the Arbitrator until it has rendered a decision. Either party may elect, at its expense, to record the proceedings by audiotape or stenographic recorder (but not by video). The
                          Arbitrator may conclude that the applicable law of any foreign jurisdiction would be identical to that of Texas on the pertinent issue(s), absent a party's providing the Arbitrator with relevant authorities
                          (and copying the opposing party) at least five business days before the arbitration hearing.

NATURE OF AWARD           The Arbitrator must render its award, to the extent
                          feasible, within 30 days after the close of the hearing. The award must set forth the material findings of fact and legal conclusions supporting the award. The parties agree that it will be final, binding, and enforceable by any court of competent jurisdiction. Where necessary or appropriate to effectuate relief, the Arbitrator may issue equitable orders as part of or ancillary to the award. The
                          Arbitrator must equitably allocate the costs and fees of proceeding and may consider in doing so the relative fault of the parties. The Arbitrator may award reasonable attorneys' fees to the prevailing party to the extent a court could have made such an award.

APPEAL The parties may appeal the award based on the grounds allowed by statute, as well as upon the ground that the award misapplies the law to the facts, provided that such appeal is filed within the applicable time limits law allows. If the award is appealed, the court may consider the ruling, evidence submitted during the arbitration, briefs, and arguments but must not try the case DE NOVO. The parties will bear the costs and fees associated with the appeal in accordance with the arbitration award or, in the event of a successful appeal, in accordance with the court's final judgment.

ALTERNATIVES              This DISPUTE RESOLUTION provision does not preclude a
                          party from seeking equitable relief from a court (i) to prevent imminent or irreparable injury or (ii) pending arbitration, to preserve the last peaceable status quo, nor does it preclude the parties from agreeing to a less expensive and faster means of dispute resolution. It does not prevent the Company from immediately seeking in court an injunction or other remedy with respect to Exhibit A.

                                     [LOGO]

                                    EXHIBIT C

SEPTEMBER 7, 2000

RICK DOOL
EMPLOYMENT AGREEMENT

PRESIDENT AND CEO

1. ANNUAL SALARY:         $225,000
                          TO BE REVIEWED AND ADJUSTED ANNUALLY BE THE ESPS BOARD
                          OF DIRECTORS BASED ON COMPANY PERFORMANCE.

2. INCENTIVE BONUS:       $100,000 (AT PLAN)
                          BASED ON THE ATTACHED INCENTIVE BONUS PROGRAM. TO BE
                          REVIEWED AND ADJUSTED ANNUALLY BY THE ESPS BOARD OF
                          DIRECTORS BASED ON COMPANY PERFORMANCE AND
                          EXPECTATIONS FOR THE SUCCEEDING FISCAL YEAR.
                          RECOVERABLE DRAW AGAINST THIS BONUS OF $2,500 PER
                          MONTH TO BE RECONCILED AT THE END OF EACH FISCAL YEAR.

3. STOCK OPTIONS:         150,000 NON-QUALIFIED STOCK OPTIONS AWARDED BASED ON
                          INITIAL EVP POSITION. VESTING SCHEDULE CONSISTENT WITH
                          THE STANDARD ESPS VESTING PROGRAM.

                          600,000 NON-QUALIFIED STOCK OPTIONS AWARDED UPON PROMOTION TO THE CEO POSITION. VESTING SCHEDULE ADJUSTED TO 35% AFTER FIRST YEAR AND THE REMAINING 65% QUARTERLY OVER 3 YEARS.

                          TO BE REVIEWED AND ADJUSTED ANNUALLY BY THE ESPS BOARD OF DIRECTORS BASED ON COMPANY PERFORMANCE AND EXPECTATIONS FOR THE SUCCEEDING FISCAL YEAR. BASED ON THE ATTACHED INCENTIVE BONUS PROGRAM.

4. SEVERANCE:             6 MONTHS SALARY AND BENEFITS IF TERMINATED FOR REASONS
                          OTHER THAN "CAUSE".

5. VACATION:              4 WEEKS PLUS NORMAL COMPANY HOLIDAYS, ETC.
                          CARRYOVER TO BE DETERMINED.

6. CHANGE IN CONTROL:     IF A CHANGE IN CONTROL HAPPENS, THE FOLLOWING
                          SEVERANCE PACKAGE WILL INCUR (IF TERMINATED AS A
                          RESULT):

                               6 MONTHS SALARY AND BENEFITS
                               REIMBURSEMENT FOR UNUSED VACATION
                               50% OF TARGET BONUS (AT ANNUAL PLAN)
                               OUTPLACEMENT SERVICES (TO A CAP OF $20K)

7. CAR ALLOWANCE:         $600 PER MONTH

8. EXECUTIVE DEVELOPMENT: 100% PAYMENT FOR EXECUTIVE EDUCATION AND LEADERSHIP
                          DEVELOPMENT CONFERENCES, COURSES OR PROGRAMS AS APPROPRIATE.

                                     [LOGO]

                                    EXHIBIT C

                        RICK DOOL INCENTIVE BONUS PROGRAM

                                     FY '01

ELEMENTS:

1.   BUSINESS PLAN EXPECTATIONS:

          THE CONSENSUS EXPECTATIONS FOR FY'01 IS $28.4 IN TOTAL REVENUE. THE INTERNAL BUDGET FOR TOTAL REVENUE IS $33.5M. THE BONUS WILL BE DETERMINED UNDER THE SAME FACTORING TABLE AS THE MANAGEMENT TEAM WITH NO BONUS AWARDED FOR PERFORMANCE BELOW $28.4M IN REVENUE.

                            BONUS "FACTORING TABLE":

                  % OF                 BONUS            ACTUAL
               PERFORMANCE            FACTOR           CO. REV.
               -----------            ------           --------
                    85%                 20%            $ 28.4M
                    86                  21%            $ 28.8
                    87                  22%            $ 29.1
                    88                  23%            $ 29.5
                    89                  24%            $ 29.8
                    90                  25%            $ 30.1
                    91                  30%            $ 30.5
                    92                  35%            $ 30.8
                    93                  40%            $ 31.1
                    94                  45%            $ 31.5
                    95                  50%            $ 31.8
                    96                  60%            $ 32.1
                    97                  70%            $ 32.5
                    98                  80%            $ 32.8
                    99                  90%            $ 33.1
                    99%                100%            $ 33.5M

2.   UNIT PERFORMANCE AND COMPANY PERFORMANCE:

     100% OF BONUS WILL BE BASED ON OVERALL COMPANY PERFORMANCE.
          70% BASED ON REVENUE ATTAINMENT
          20% ON CUSTOMER SATISFACTION
          10% ON PROFIT TARGET

                                   ESPS, INC.

                         EMPLOYMENT AGREEMENT AMENDMENT

To: Rick Dool

     In accordance with the terms of your employment agreement executed November 27, 2000, (the "Agreement"), ESPS, Inc. (the "Company") has determined its offer with respect to acceleration of unvested option grants upon a Change of Control. Following are the terms of the offer:

     In the event of a change of control, options will become vested as follows:

     1. If the Change of Control occurs within your first twelve months of employment, 75% of options granted to you will immediately vest upon approval of the Change of Control in accordance with the Company's bylaws.

     2. If the Change of Control occurs after your first twelve months of employment but before eighteen months from your hire date, 87.5% of options granted to you will immediately vest upon approval of the Change of Control in accordance with the Company's bylaws.

     3. If the Change of Control occurs after eighteen months of employment, 100% of options granted to you will immediately vest upon approval of the Change of Control in accordance with the Company's bylaws.

     Approval of the Change of Control shall have been deemed to have occurred upon the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve the Change of Control. In addition, in the event your employment is terminated within 12 months of a Change of Control, the Company has agreed to extend the severance period, as defined in the "Severance" section of your Agreement, from six months to twelve months. Please note that this modification does not in any way increase the amounts due you from the Company as defined in your Agreement, in the event you are terminated with Cause as defined in your Agreement.

     Change of Control. A Change of Control for this purpose means the occurrence of anyone or more of the following events: a person, entity, or group (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 50% of the undiluted total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board ("COMPANY VOTING SECURITIES"); consummation of a merger or consolidation of the Company with or into any other entity -- unless the holders of the Company Voting Securities outstanding immediately before such consummation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, AND such liquidation, dissolution, sale, or disposition is consummated.

If you accept the terms of this amendment, please sign in the space indicated below. We encourage you to consult with any advisors you choose.

          ESPS, Inc.

          By: /s/ Christopher Meshginpoosh

I accept and agree to the terms of employment set forth in this Agreement:

/s/ R. Richard Dool

Dated: February 8, 2001

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                EXECUTED BETWEEN RICK DOOL AND ESPS (NOW LIQUENT)
                              OF NOVEMBER 27, 2000

The Employment Agreement (including Exhibits A, B, and C) between Rick Dool and ESPS (Liquent) executed on November 27, 2000 and the amendment executed on February 8, 2001, is hereby further amended by the following provisions:

     1. CHANGE OF CONTROL provision:

          IN THE EVENT OF A CHANGE OF CONTROL (AS DEFINED IN BOTH THE AGREEMENT AND AMENDMENT), THE COMPANY HAS AGREED TO MODIFY THIS CLAUSE TO ALLOW FOR 12 MONTHS OF SEVERANCE BENEFITS UPON APPROVAL OF THE CHANGE OF CONTROL IN ACCORDANCE WITH THE COMPANY'S BYLAWS. YOUR SEVERANCE BENEFITS WILL BE AWARDED REGARDLESS OF YOUR EMPLOYMENT OR POTENTIAL EMPLOYMENT WITH THE PERSON, ENTITY, GROUP OR COMPANY THAT ACQUIRES ESPS (LIQUENT).

          ADDITIONALLY, 100% OF THE OPTIONS GRANTED TO YOU PRIOR TO THE CHANGE OF CONTROL WILL IMMEDIATELY VEST UPON APPROVAL OF THE CHANGE OF CONTROL IN ACCORDANCE WITH THE COMPANY'S BYLAWS.

          FINALLY, 100% OF YOUR "TARGET" ANNUAL PERFORMANCE BONUS, AS THEN IN EFFECT (CURRENTLY $100,000), WILL BE PAID UPON APPROVAL OF THE CHANGE OF CONTROL IN ACCORDANCE WITH THE COMPANY'S BYLAWS.

     2. SEVERANCE provision:

          IF THE COMPANY TERMINATES YOUR EMPLOYMENT WITHOUT CAUSE (AS DEFINED IN THE EMPLOYMENT AGREEMENT) OR YOU RESIGN FOR GOOD REASON (AS DEFINED IN THE EMPLOYMENT AGREEMENT), OR IN THE EVENT OF A CHANGE IN CONTROL (AS INDICATED ABOVE), THE COMPANY WILL PAY YOU SEVERANCE EQUAL TO YOUR SALARY, AS THEN IN EFFECT, FOR 12 MONTHS ON THE SAME SCHEDULE AS THOUGH YOU HAD REMAINED EMPLOYED DURING SUCH PERIOD, EVEN THOUGH YOU ARE NO LONGER EMPLOYED. THESE PAYMENTS WILL EITHER CONTINUE ON THE NORMAL PAYROLL CYCLE OR AWARDED IN A "LUMP SUM" PAYMENT AT YOUR DISCRETION;

          PAY THE AFTER TAX PREMIUM COST FOR YOU TO CONTINUE TO RECEIVE ANY GROUP HEALTH COVERAGE YOU ARE RECEIVING AT THE TIME OF TERMINATION FOR A PERIOD OF 12 MONTHS FOLLOWING YOUR TERMINATION DATE.

          PAY 50% OF YOUR "TARGET" PERFORMANCE BONUS, AS THEN IN EFFECT (CURRENTLY $100,000), UPON TERMINATION OF YOUR EMPLOYMENT WITHOUT CAUSE (AS DEFINED IN THE EMPLOYMENT AGREEMENT) OR IF YOU RESIGN FOR GOOD REASON (AS DEFINED IN THE EMPLOYMENT AGREEMENT).

          PAY UP TO $20,000 FOR OUTPLACEMENT SERVICES. THE USE OF THESE SERVICES WILL BE AT YOUR DISCRETION. THE COMPANY WILL BE RESPONSIBLE FOR THE PAYABLES RELATED TO

          OUTPLACEMENT SERVICES (UP TO $20,000) IS USED DURING THE SEVERANCE PERIOD (12 MONTHS). OR, YOU CAN ELECT TO RECEIVE A LUMP-SUM AWARD OF $15,000 TO BE USED FOR OUTPLACEMENT SERVICES. IF YOU ELECT THE LUMP-SUM OPTION, THE COMPANY WILL HAVE NO FURTHER OBLIGATION REGARDING OUTPLACEMENT SERVICES BEYOND THE LUMP-SUM AMOUNT (15,000).

     3. ADDITIONAL OPTION GRANT:

          THE COMPANY HAS AWARDED YOU AN ADDITIONAL 250,000 OPTIONS AS INDICATED IN THE ATTACHED STOCK OPTION AGREEMENT.

All other provisions of your Employment Agreement (including Exhibits A, B and
C) of November 27, 2000 and the Subsequent Amendment of February 8, 2001 remain in force.

                                                Liquent, Inc. (ESPS)

                                                By: /s/ Charles O. Heller
                                                    -------------------------
                                                Name: Charles O. Heller
                                                Chairman, Compensation Committee
                                                Liquent Board of Directors.

Agreed:

/s/Rick Dool
--------------
Rick Dool
Date: 10/3/01